Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

This AMENDMENT NO. 4 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of June 20, 2008, between LTX Corporation, a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., successor rights agent to BankBoston, N.A., as Rights Agent (the “Rights Agent”). Each capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Rights Agreement dated as of April 30, 1999, as amended, between the parties hereto (“the Rights Agreement”).

RECITALS

WHEREAS, the Company, Zoo Merger Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Credence Systems Corporation, a Delaware corporation (“Credence”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, a business combination of the Company and Credence through a merger (the “Merger”) of Merger Sub with and into Credence with Credence being the surviving corporation. At the effective time of the Merger, Credence will become a wholly-owned subsidiary of the Company and each outstanding shares of common stock of Credence, par value $0.001 per share (“Credence Common Stock”), will be converted into the right to receive such number of shares of Company Common Stock as set forth in Section 1.6(a) of the Merger Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights are then redeemable, and subject to certain exceptions that do not apply to the amendments contemplated hereby, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights. On June 20, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following to the end thereof:

“In addition, notwithstanding anything in this Agreement to the contrary, none of Credence or any of its Affiliates or Associates, individually or collectively, shall be an “Acquiring Person” solely by reason of: (1) the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the “Merger Agreement”)

among the Company, Zoo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Credence Systems Corporation, a Delaware corporation (“Credence”), pursuant to which Merger Sub shall be merged with and into Credence, and Credence shall continue as the surviving corporation and as an indirect wholly-owned subsidiary of the Company (the “Merger”), (2) the consummation of the Merger, (3) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (4) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements.”

(b) The definition of “Beneficial Owner” in Section 1(d) of the Rights Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything in this definition of Beneficial Owner to the contrary, none of Credence or any of its Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “beneficially own” any shares of Common Stock solely as a result of (1) the approval, adoption, execution or delivery of the Merger Agreement, (2) the consummation of the Merger, (3) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (4) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements.”

(c) The definition of “Distribution Date” in Section 1(k) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements”

(d) The definition of “Section 11(a)(ii) Event” in Section 1(w) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not occur or be deemed to have occurred, and the provisions of such section shall not be made or given effect, as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements”

(e) The definition of “Section 13 Event” in Section 1(y) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not occur or be deemed to have occurred, and the provisions of such section shall not be made or given effect, as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements”

(f) The definition of “Stock Acquisition Date” in Section 1(aa) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall occur or be deemed to have occurred as a result of (w) the approval, adoption, execution or delivery of the Merger Agreement, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Stockholder Voting Agreements or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or the Stockholder Voting Agreements.”

(g) Section 1 of the Rights Agreement is amended by adding thereto subsections (gg) and (hh) which shall read as follows:

“(gg) “Stockholder Voting Agreements” shall mean, collectively, each of the LTX Stockholder Voting Agreements, dated on or about June 20, 2008, between Credence, the Company and the stockholder party thereto.

(hh) Each of “Merger Agreement”, “Merger Sub”, “Credence” and “Merger” shall have the meanings given to them in the definition of “Acquiring Person”.”

2. Effective Time. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts(without giving effect to any conflict of laws principles that would cause the applicable of the laws of any other jurisdiction).

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Certification. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on June __, 2008, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.

8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

LTX CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Katherine Anderson
Name:	Katherine Anderson
Title:	Managing Director

Signature Page to Amendment No. 4 to Rights Plan